Exhibit 10.11

Portillo’s Hot Dogs, LLC • 2001 Spring Road, Suite 400, Oak Brook, IL 60523-3930 • (630) 954-3773 • Fax (630) 954-5851 • www.portillos.com

May 22, 2019

Jill Waite

San Ramon, California

Via email: jwaite724@aol.com

Dear Jill:

Portillo’s Hot Dogs, LLC is delighted to offer you the position of Chief HR Officer, reporting directly to me. I and my other team members value your experience and believe your expertise will help us drive our strategic people and other priorities, allowing us to reach our full development capabilities and overall strategic goals.

Your starting date is to be mutually agreed upon, as we understand that you will need to consider the best timing for your family and other personal matters. Abundant flexibility is available while you sell your home. Once we have confirmed a start day, we can arrange a suitable schedule for time in the restaurant and time at the Restaurant Support Center to ensure the alignment with my Senior Team and implementation of programs to support the growth of Portillo’s.

The starting salary is $360,000 per year and is paid on a bi-weekly basis. You will also be eligible to participate in a discretionary annual bonus program for 2019 at 50% of your base salary. Since you will be starting during the 2019 fiscal year, your 2019 bonus payout will be on a pro-rata basis. This bonus plan is generally paid on or around April 1 for performance of the prior year. Direct deposit is available and we highly encourage all employees to use it.

You will receive a sign-on bonus to assist you in covering the cost you will incur to relocate in the net amount of $75,000.00. Should you resign your employment prior to June 15, 2020, you will be required to repay Portillo’s Hot Dogs, LLC the full amount of the sign-on bonus. Should you resign your employment after June 15, 2020 but prior to June 15, 2021, you will be required to repay Portillo’s Hot Dogs, LLC one-half of the sign-on bonus. After June 15, 2021, no repayment will be due.

Your position is also eligible to participate in the executive stock option program. Your position will be eligible for a grant of 1.65M options, subject to final approval by the Board of Managers.

Full family medical, dental, and vision coverage are offered through our company’s employee benefit plan and is effective after a 60-day waiting period, with 100% payment of the premium equivalent by the Company so long as such full payment is permitted by law. In the event you are currently covered under a health plan and intend to exercise your COBRA rights during the waiting period, Portillo’s will pay that cost on your behalf until your waiting period is met. In addition, you will be provided with a Company car. Those arrangements will be completed once you have started your position.

Portillo’s offers a paid vacation plan. You will receive 4 weeks’ vacation, to be accrued on a pro-rated monthly basis.

Eligibility for the company 401K retirement plan begins after 90 days of employment. In addition, we offer a non-qualified deferred compensation plan for our highly compensated employees. You will be eligible for participation in this plan in 2020.

This is an offer of employment only and should not be construed as an employment contract. Your employment with the company will be on an at-will basis. Further, your employment is contingent on passing a background check and the return of a drug screen, with acceptable results. Finally, it is contingent upon your execution and return of the Confidentiality, Work for Hire and Non-Solicitation Agreement.

I am excited to have you join my team! Please feel free to contact me at or Susan Shelton at (630) 363-3737 (her cell phone) with any questions. She will assist with completing a background check and drug screen.

If you choose to accept this job offer, please sign the second page of this letter and the signature page of the Confidentiality, Work for Hire and Non-Solicitation Agreement and return it to me at your earliest convenience.

We look forward to welcoming you to the Portillo’s team.

Sincerely,

/s/ Michael Osanloo, CEO
Michael Osanloo, CEO
Portillo’s Hot Dogs LLC

I hereby accept the Chief HR Officer Position.

/s/ Jill Waite
Signature – Jill Waite

5/24/19
Date